Exhibit (c)(7)
Project Sapphire PRESENTATION TO THE SPECIAL COMMITTEE CONFIDENTIAL 7 AUGUST 2023

These materials have been prepared by Lazard Frères & Co. LLC (“Lazard”) for the information and assistance of the Special Committee of the Board of Directors of Sapphire in connection with their consideration of the matters referred to herein. These materials are based upon information supplied by you (the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company. Lazard has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity. With respect to financial forecasts, Lazard has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. Lazard is not making any assessment regarding the impact or economic effects of the COVID-19 virus, including with respect to the potential impact or effects on the future financial performance of the Company. Subsequent developments, including, without limitation, in relation to COVID-19, may affect the forecasts and other information set out in this document and Lazard assumes no responsibility for updating or revising this document based on circumstances or events after the date hereof. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as financial advisor to the special committee of the board of directors of the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. Disclaimer CONFIDENTIAL PROJECT SAPPHIRE

PROJECT SAPPHIRE CONFIDENTIAL

Analysis of Cobalt's Final Negotiated Offer

($ in millions, except per share data)

Final value of $22.95 per share in cash for outstanding public shares of Sapphire not owned by Cobalt

- **Over the course of July and August 2023, the special committee of Sapphire and management of Cobalt held negotiations regarding the proposed acquisition by Cobalt of the public shares of Sapphire not owned by Cobalt (the "Proposed Transaction")**
  - On May 18, 2023, Cobalt submitted to the Sapphire Board of Directors and concurrently publicly announced its initial offer price of $20.00 in cash per Sapphire share ("Initial Cobalt Proposal")
  - On July 21, 2023, Sapphire indicated to Cobalt that the value delivered to Cobalt from the Proposed Transaction, including elimination of estimated public company costs, would be ~$26.20 per share
  - On July 25, 2023, Cobalt verbally communicated an increased offer price of $21.50 in cash per share ("First Cobalt Counterproposal")
  - On July 28, 2023, Sapphire verbally communicated its counterproposal of $23.75 in cash per share
  - On July 30, 2023, Cobalt verbally communicated its updated offer price of $22.25 in cash per share ("Second Cobalt Counterproposal")
  - On August 2, 2023, Sapphire and Cobalt verbally negotiated a purchase price of $22.95 in cash per share ("Final Offer"), subject to approval by the Sapphire Special Committee, Sapphire Board of Directors and Cobalt Board of Directors


$20.00
$21.50
$22.25
$22.95

		Initial Cobalt Proposal	First Cobalt Counterproposal	Second Cobalt Counterproposal	Final Offer
Implied Premium / (Discount) to:	Reference Price:				
Unaffected Closing Price	*$15.56*	*28.5%*	*38.2%*	*43.0%*	*47.5%*
Unaffected 10-Trading Day VWAP	*16.97*	*17.9%*	*26.7%*	*31.1%*	*35.3%*
Unaffected 30-Trading Day VWAP	*17.10*	*17.0%*	*25.8%*	*30.1%*	*34.2%*
Unaffected 60-Trading Day VWAP	*16.96*	*17.9%*	*26.7%*	*31.2%*	*35.3%*
Implied Equity Value[1]		**$2,532**	**$2,722**	**$2,816**	**$2,905**
Net Cash (6/30/2023)		(395)	(395)	(395)	(395)
Implied Enterprise Value		**$2,137**	**$2,327**	**$2,422**	**$2,510**
Implied EV / Adj. EBITDA	Adj. EBITDA:				
LTM 6/30/2023A	*$214*	10.0x	10.9x	11.3x	11.7x
2023E[2]	*220*	9.7x	10.6x	11.0x	11.4x
2024E[2]	*242*	8.8x	9.6x	10.0x	10.4x

LAZARD

Source: Sapphire management, public information, FactSet, Bloomberg

Note: Unaffected date as of May 17, 2023 (last trading day prior to receipt and public announcement of proposal from Cobalt). Adj. EBITDA excludes stock-based compensation ("SBC") expense.

1. Based on basic shares outstanding as of August 3, 2023, per Sapphire management. Fully diluted shares outstanding includes unvested stock units as of August 3, 2023.
2. Adj. EBITDA based on Sapphire management projections.

1

6 8 10 12 14 16 18 20 22 $24 Jan-22 Apr-22 Jul-22 Oct-22 Feb-23 May-23 Sapphire Social Casino Peers Other Interactive Entertainment Players 6 8 10 12 14 16 18 20 22 $24 17-May 1-Jun 17-Jun 2-Jul 18-Jul 3-Aug PROJECT SAPPHIRE CONFIDENTIAL Sapphire Trading Statistics: Unaffected (5/17/2023) Current (8/3/2023) Stock Price $15.56 $19.71 Equity Value1 $1,973 $2,499 Net Cash (3/31/2023) (358) (358) Enterprise Value $1,615 $2,142 EV / EBITDA (Consensus) 2023E 7.9x 10.5x 2024E 7.3x 9.7x Unaffected Share Price Performance (January 3, 2022 – May 17, 2023) 2 Sapphire $15.56 +17.4% Social Casino Peers (21.0%) Source: Public information, FactSet Note: Market data as of August 3, 2023; there have been no material changes in share prices of Social Casino Peers or Other Interactive Entertainment Players since such date, with the exception of a decline in the trading price of Playstudios due to company-specific factors unrelated to broader market performance. Share price performance indexed to Sapphire’s starting share price. Financial projections based on median consensus estimates as of share price date. Adj. EBITDA excludes SBC expense. Unaffected date as of May 17, 2023 (last trading day prior to receipt and public announcement of Initial Cobalt Proposal). 1. Share count based on information from latest public filings; includes dilution from unvested stock units. 2. Social Casino Peers consist of DoubleDown, Huuuge, Playstudios and Playtika. 3. Other Interactive Entertainment Players consist of Aristocrat, Electronic Arts, Cobalt, Modern Times Group, Roblox, Stillfront, Take-Two Interactive and Ubisoft. Sapphire: Share Price Performance Since 2022 ($ in millions, except per share data) Affected Share Price Performance (May 17, 2023 – August 3, 2023) $15.56 $13.25 Sapphire $19.71 +26.7% Social Casino Peers +2.0% Other IE Players (25.2%) Other IE Players +0.8% 3 2

PROJECT SAPPHIRE CONFIDENTIAL

Sapphire: Valuation Over Time Since 2022

EV / NTM EBITDA (January 3, 2022 – August 3, 2023)



Sapphire[1]
6.4x 7.0x 6.5x 6.8x 6.8x 7.4x 7.1x 6.5x 5.5x 6.5x 7.7x 8.4x 8.7x 8.7x 8.8x 8.9x 8.5x NM NM NM
Social Casino Peers[2]
6.1x 6.1x 5.6x 6.3x 6.3x 6.5x 5.0x 5.5x 5.1x 5.1x 5.2x 4.9x 5.3x 5.5x 5.5x 5.4x 5.3x 5.5x 5.5x 5.3x
Other Interactive Entertainment Players[3]
11.9x 12.1x 11.2x 10.7x 10.5x 10.4x 8.3x 8.5x 7.7x 8.3x 8.4x 8.2x 8.1x 8.8x 8.8x 9.3x 9.6x 9.7x 9.9x 9.8x
Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug
2022
2023

Source: Public information, FactSet

Note: Market data as of August 3, 2023; there have been no material changes in share prices of Social Casino Peers or Other Interactive Entertainment Players since such date, with the exception of a decline in the trading price of Playstudios due to company-specific factors unrelated to broader market performance. Multiples represent averages over the period. Multiples greater than 25x or negative are designated as "NM" and not included in valuation over time calculations. NTM EBITDA projections based on unadjusted consensus estimates.

1. Sapphire market data as of unaffected date of May 17, 2023 (last trading day prior to receipt and public announcement of Initial Cobalt Proposal). Excludes values following Initial Cobalt Proposal.
2. Social Casino Peers consist of DoubleDown, Huuuge, Playstudios and Playtika.
3. Other Interactive Entertainment Players consist of Aristocrat, Electronic Arts, Cobalt, Modern Times Group, Roblox, Stillfront, Take-Two Interactive and Ubisoft.

LAZARD 3

PROJECT SAPPHIRE CONFIDENTIAL

Sapphire: Summary of Financial Projections

($ in millions)

Historical financials as reported; financial projections based on Sapphire management projections as presented to the Sapphire special committee on July 12, 2023 and approved for our use by the Sapphire special committee ("Sapphire Projections")

	Historical	Management Projections					CAGR	
FYE 12/31	2022A	2023E	2024E	2025E	2026E	2027E	'22A - '25E	'22A - '27E
Revenue								
Sapphire Core	$649	$738	$800	$856	$898	$925	9.7%	7.4%
New Games	1	0	12	26	39	56	232.4%	140.1%
Alictus	22	15	22	30	38	45	11.7%	15.9%
Total Revenue	**$671**	**$754**	**$833**	**$912**	**$975**	**$1,027**	**10.8%**	**8.9%**
% Growth	*10.7%*	*12.3%*	*10.6%*	*9.4%*	*7.0%*	*5.2%*		
Adjusted EBITDA[1]								
Sapphire Core	$193	$226	$254	$285	$305	$317	14.0%	10.5%
New Games	(7)	(6)	(15)	(11)	(6)	4	NM	NM
Alictus	1	0	2	5	8	10	86.4%	70.1%
Total Adjusted EBITDA[1]	**$187**	**$220**	**$242**	**$278**	**$306**	**$332**	**14.2%**	**12.2%**
% Margin	*27.8%*	*29.2%*	*29.0%*	*30.5%*	*31.4%*	*32.3%*	*+264bps*	*+446bps*

LAZARD

Source: *Public information, Sapphire management, Sapphire Projections*
Note: Financials as realized; not pro forma for Alictus acquisition (closed in March 2022).
1. Adj. EBITDA calculated as net income plus D&A, income tax, stock-based compensation and other income / expense, per Sapphire management. Also includes addback of non-recurring restructuring and other expenses, per Sapphire management.

4

PROJECT SAPPHIRE CONFIDENTIAL

Sapphire: Financial Analysis Summary

($ per share, unless otherwise noted)

Historical financials as reported; financial projections based on Sapphire Projections and extrapolations based on discussions with, and guidance from, Sapphire management and approved for our use by the Sapphire special committee

	Methodology	Intrinsic Value per Share	Implied EV / 2024E Adj. EBITDA Range	Comments
	Public Trading Comparables Analysis	$16.50 – $20.30	7.0x – 9.0x	• Enterprise value multiple range of 7.0x – 9.0x 2024E Adj. EBITDA of $242 million • Based on peer group multiples • Balance sheet date: June 30, 2023
	Discounted Cash Flow Analysis	$20.90 – $25.30	9.3x – 11.6x	• WACC range of 9.5% – 10.5% • Assumed terminal multiple range of 7.0x – 9.0x 2028E Adj. EBITDA of $355 million[2] – Implied perpetuity growth rate of 0.2% – 3.0% • Valuation and balance sheet date: June 30, 2023
For Reference Only	Precedent Transactions Analysis[1]	$19.20 – $22.60	8.4x – 10.2x	• Enterprise value multiple range of 9.5x – 11.5x LTM 6/30/2023A Adj. EBITDA of $214 million – Based on selected precedent transactions; excludes broader analysis due to variability of transactions within interactive entertainment and lack of comparability with other transactions • Balance sheet date: June 30, 2023
For Reference Only	Equity Analyst Estimates (Price Target)	$19.00 – $23.00	8.3x – 10.4x	• Low: J.P. Morgan (5/26/2023) • High: D.A. Davidson (7/10/2023) & Wedbush (8/3/2023) • 8 equity analysts reporting price targets[3] • Equity analyst estimates affected by Cobalt proposal
For Reference Only	52-Week Trading Range	$10.60 – $20.19	3.9x – 8.9x	• Low: $10.60 (9/26/2022) • High: $20.19 (7/12/2023)

Final Offer Value: $22.95

Source: Sapphire management, Sapphire Projections, public information, FactSet

Note: Market data as of August 3, 2023; there have been no material changes in share prices of Social Casino Peers or Other Interactive Entertainment Players since such date, with the exception of a decline in the trading price of Playstudios due to company-specific factors unrelated to broader market performance. Analyses based on net cash balance of $395 million as of June 30, 2023, per Sapphire management. Basic shares outstanding as of August 3, 2023, per Sapphire management. Fully diluted shares outstanding includes unvested stock units as of August 3, 2023. Adjusted EBITDA excludes SBC expense. Per share values rounded to nearest $0.10, except for 52-week trading range.

1. Potential acquisition of public shares of Sapphire by Cobalt would not be a change-of-control transaction.
2. Extrapolation based on discussions with, and guidance from, Sapphire management and approved for our use by the Sapphire special committee.
3. Excludes Macquarie due to suspension of coverage following announcement of Cobalt proposal.

LAZARD 5

CONFIDENTIAL Appendix PROJECT SAPPHIRE

PROJECT SAPPHIRE APPENDIX

Sapphire: Public Trading Comparables

($ in millions, except per share data)

Financial projections calendarized and based on consensus estimates

Company	Stock Price 8/3/23	% of 52 Wk. High	Equity Value[1]	Enterprise Value	Enterprise Value / Revenue 2023E	Enterprise Value / Revenue 2024E	Enterprise Value / EBITDA 2023E	Enterprise Value / EBITDA 2024E	EBITDA Margin 2023E	EBITDA Margin 2024E	CAGR ('23E – '25E) Revenue	CAGR ('23E – '25E) EBITDA
Social Casino Peers												
DoubleDown Interactive	$8.77	82%	$435	$168	0.5x	0.5x	1.6x	1.6x	32%	30%	4%	5%
Huuuge	Z24.45	82%	481	256	0.9x	0.9x	2.8x	3.2x	33%	29%	(4%)	(7%)
Playstudios	$4.61	93%	694	567	1.8x	1.7x	10.0x	8.7x	18%	19%	6%	11%
Playtika	$11.33	89%	4,321	5,921	2.3x	2.2x	7.2x	6.8x	32%	32%	3%	8%
For Reference Only: Other Interactive Entertainment Players												
Aristocrat	A$40.24	100%	$17,109	$16,949	4.2x	4.0x	12.4x	11.7x	34%	34%	6%	8%
Electronic Arts	$123.83	89%	33,944	33,222	4.4x	4.1x	13.3x	12.3x	33%	34%	6%	8%
Cobalt	$69.61	98%	6,475	9,610	3.5x	3.3x	9.5x	8.4x	37%	38%	8%	10%
Modern Times Group	KR68.60	65%	759	443	0.8x	0.8x	3.5x	3.4x	24%	24%	4%	5%
Roblox	$36.68	72%	22,400	21,694	6.3x	5.6x	NM	NM	10%	13%	10%	34%
Stillfront	KR17.99	63%	846	1,240	1.8x	1.8x	4.8x	4.6x	38%	38%	5%	5%
Take-Two Interactive	$145.75	95%	24,753	26,918	4.9x	3.6x	NM	16.4x	14%	22%	23%	62%
Ubisoft Entertainment	€28.87	62%	3,949	5,014	2.2x	2.1x	5.1x	4.3x	44%	48%	8%	16%
Sapphire (Current)	**$19.71**	**98%**	**$2,499**	**$2,142**	**2.9x**	**2.8x**	**10.5x**	**9.7x**	**28%**	**29%**	**3%**	**8%**
Sapphire (Unaffected)[2]	**$15.56**	**81%**	**1,973**	**1,615**	**2.2x**	**2.1x**	**7.9x**	**7.3x**	**28%**	**29%**	**3%**	**8%**

Source: Public information, FactSet

Note: Market data as of August 3, 2023; there have been no material changes in share prices of Social Casino Peers or Other Interactive Entertainment Players since such date, with the exception of a decline in the trading price of Playstudios due to company-specific factors unrelated to broader market performance. Financials converted to USD at spot rate as of August 3, 2023. Multiples greater than 25x or negative are designated as "NM". Share count and balance sheets based on latest publicly reported information; not pro forma for any acquisitions or divestitures. Projections for revenue and EBITDA based on unadjusted consensus estimates.

1. Equity value calculations include dilution from outstanding options and unvested stock units.
2. Trading data as of unaffected date of May 17, 2023 (last trading day prior to receipt and public announcement of Initial Cobalt Proposal); balance sheet and consensus estimates as of unaffected date.

LAZARD 6

PROJECT SAPPHIRE APPENDIX

For Reference: Sapphire Valuation vs. Peers (EV / Adj. EBITDA)

($ in millions)

Financial projections for peers based on consensus estimates

Sapphire and social casino peers trade on EV / Adj. EBITDA (pre-SBC) basis


EV / Adj. EBITDA (Pre-SBC)
2023E
7.9x
7.3x
10.0x
7.2x
Median: 5.0x
2.8x
1.6x
Sapphire (Consensus)
Sapphire (Management)
Playstudios
Playtika
Huuuge
DoubleDown
2024E
7.3x
6.7x
8.7x
6.8x
Median: 5.0x
3.2x
1.6x
EV / Adj. EBITDA (Post-SBC)[1]
2023E
8.4x
8.0x
15.3x
8.5x
Median: 5.7x
2.8x
1.6x
2024E
7.8x
7.2x
12.7x
8.0x
Median: 5.6x
3.3x
1.6x

	Sapphire	Playstudios	Playtika	Huuuge	DoubleDown
Equity Value	$1,973	$694	$4,321	$481	$435
Enterprise Value	$1,615	$567	$5,921	$256	$168

Source: *Public information, FactSet, Sapphire management*

Note: Sapphire valuation as of unaffected date of May 17, 2023 (last trading day prior to receipt and public announcement of Initial Cobalt Proposal). Peer valuation as of August 3, 2023; there have been no material changes in share prices of Social Casino Peers or Other Interactive Entertainment Players since such date, with the exception of a decline in the trading price of Playstudios due to company-specific factors unrelated to broader market performance. Balance sheet and share count data based on public information. Equity value calculations include dilution from outstanding options and unvested stock units.

1. Projections for consensus SBC expense extrapolated using 2022A SBC expense as a percentage of revenue. Sapphire management SBC projections per Sapphire management.

LAZARD 7

PROJECT SAPPHIRE APPENDIX

Sapphire: WACC Analysis

($ in millions)

Weighted Average Cost of Capital Analysis

Company Name	Market Value[1]	Capital Structure: Debt/Cap Ratio	Capital Structure: Debt/Equity Ratio	Barra Predicted Beta: Levered Beta[2]	Barra Predicted Beta: Unlevered Beta[3]
Social Casino Peers					
DoubleDown Interactive	$435	8.1%	8.8%	0.704	0.660
Huuuge	481	2.7%	2.8%	0.582	0.569
Playstudios	694	-	-	1.057	1.057
Playtika	4,321	35.9%	56.0%	1.390	0.993
Sapphire	***$2,499***	**-**	**-**	***0.839***	***0.839***

Assumptions		Sensitivity Range: Low	Sensitivity Range: High	Implied WACC[8]: Low	Implied WACC[8]: High
Unlevered Beta	0.839	0.569	1.057	8.1%	11.6%
Target Debt / Capitalization Ratio	-	-	20.0%	10.1%	10.6%
Target Debt / Equity Ratio	-				
Marginal Tax Rate	7.0%				
Levering Factor[4]	1.000				
Levered Beta	0.839	0.569	1.303		
Risk-Free Rate of Return[5]	4.1%				
Equity Risk Premium[6]	7.2%				
Cost of Equity[7]	10.1%				
Pre-Tax Cost of Debt	7.8%				
WACC[8]	**10.1%**				

1. Source: Public information, FactSet as of August 3, 2023; there have been no material changes in share prices of Social Casino Peers or Other Interactive Entertainment Players since such date, with the exception of a decline in the trading price of Playstudios due to company-specific factors unrelated to broader market performance.
2. Source: Barra (local predicted beta).
3. Unlevered Beta = Levered Beta / [1 + (1 - Tax Rate)(Debt / Equity)].
4. Levering Factor = [1 + (1 - Tax Rate)(Debt / Equity)].
5. Source: U.S. 10-Year Treasury Yield as of August 3, 2023.
6. Source: Kroll as of December 31, 2022. Represents large company stock total returns minus long-term government bond income returns.
7. Cost of Equity = (Risk-Free Rate of Return) + (Levered Beta)(Equity Risk Premium).
8. Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt / Cap.) + (Cost of Equity)(Equity / Cap.).

LAZARD 8

Financial projections based on Sapphire Projections and extrapolations based on discussions with, and guidance from, Sapphire management and approved for our use by the Sapphire special committee; discounted to June 30, 2023 Sapphire: Discounted Cash Flow Analysis ($ in millions, except per share data) PROJECT SAPPHIRE APPENDIX 1 3 4 2 2 2 Source: Sapphire management, Sapphire Projections, Kroll, Barra, public information, FactSet Note: Valuation and balance sheet date of June 30, 2023. Analysis based on net cash balance of $395 million as of June 30, 2023, per Sapphire management. Basic shares outstanding as of August 3, 2023, per Sapphire management. Fully diluted shares outstanding includes unvested stock units as of August 3, 2023. 1. Normalized terminal year depreciation and amortization equal to CapEx. 2. Normalized structure and tax rate based on 2022 effective tax rate. 3. Normalized change in net working capital. 4. Assumes exit multiple range applied to estimated 2028E Adj. EBITDA (excluding SBC expense) of $355 million (extrapolated based on discussions with, and guidance from, Sapphire management and approved for our use by the Sapphire special committee). 9 Free Cash Flow 6 ME TV 12/2023E 12/2024E 12/2025E 12/2026E 12/2027E 12/2027E Sales $377 $833 $912 $975 $1,027 $1,027 % Growth 10.6% 9.4% 7.0% 5.2% - Adjusted EBITDA (excl. stock-based compensation) $107 $242 $278 $306 $332 $332 Stock-Based Compensation (4) (19) (20) (21) (22) (22) Adjusted EBITDA (incl. stock-based compensation) $103 $223 $258 $285 $310 $310 % Margin 27.3% 26.8% 28.3% 29.3% 30.2% 30.2% Depreciation & Amortization ($13) ($26) ($26) ($26) ($27) ($18) Adjusted EBIT $90 $197 $232 $259 $283 $292 Tax Expense ($6) ($14) ($16) ($18) ($20) ($56) Tax Rate 7.0% 7.0% 7.0% 7.0% 7.0% 19.0% Unlevered Net Income $84 $184 $216 $241 $263 $237 Plus: Depreciation & Amortization $13 $26 $26 $26 $27 $18 Less: Change in Net Working Capital 6 - 1 2 4 - Less: Capital Expenditures (7) (16) (16) (17) (18) (18) Less: Payments on License Obligations (3) (5) (5) (5) (5) (5) Less: TRA Payments (4) (4) (4) (4) (4) - Less: Pari Passu Distributions to Cobalt (22) (25) (30) (34) (38) - Unlevered Free Cash Flow $66 $159 $188 $210 $230 $232 Valuation Sensitivities Discount PV of Future Terminal Value at Exit Multiple of: Enterprise Value at Exit Multiple of: Rate Cash Flows 7.0x 8.0x 9.0x 7.0x 8.0x 9.0x 9.50% $687 $1,650 $1,886 $2,122 $2,337 $2,573 $2,809 10.00% 679 + 1,617 1,848 2,079 = 2,296 2,527 2,758 10.50% 672 1,584 1,811 2,037 2,257 2,483 2,709 Discount TV as % of EV at Exit Multiple of: Implied PGR at Exit Multiple of: Equity Value at Exit Multiple of: Rate 7.0x 8.0x 9.0x 7.0x 8.0x 9.0x 7.0x 8.0x 9.0x 9.50% 70.6% 73.3% 75.6% 0.2% 1.2% 2.1% $2,732 $2,968 $3,204 10.00% 70.4% 73.1% 75.4% 0.6% 1.7% 2.6% 2,691 2,922 3,153 10.50% 70.2% 72.9% 75.2% 1.1% 2.2% 3.0% 2,652 2,878 3,104 Discount EV / 2023E AEBITDA at Exit Multiple of: EV / 2024E AEBITDA at Exit Multiple of: Value per Share at Exit Multiple of: Rate 7.0x 8.0x 9.0x 7.0x 8.0x 9.0x 7.0x 8.0x 9.0x 9.50% 10.6x 11.7x 12.8x 9.7x 10.6x 11.6x $21.58 $23.44 $25.31 10.00% 10.4x 11.5x 12.5x 9.5x 10.4x 11.4x 21.26 23.09 24.91 10.50% 10.3x 11.3x 12.3x 9.3x 10.3x 11.2x 20.95 22.73 24.52

PROJECT SAPPHIRE APPENDIX

Selected Precedent Transactions

($ in millions)

Acquiror	Target	Announcement Date	Enterprise Value (excl. / incl. Earn-Out)	EV / Adj. EBITDA
Sega	Rovio	4/17/2023	$599	9.5x
Savvy Games Group	Scopely	4/5/2023	4,900	NA
Playstudios	Brainium	10/13/2022	70[1]	8.0x[1]
Take-Two	Zynga	1/10/2022	12,692[2]	21.7x
Scopely	GSN Games	10/18/2021	1,000	NA
Aristocrat Leisure	Playtech	10/18/2021[3]	3,675	11.4x[4]
Playtika	Reworks	8/31/2021	400 / 600[5]	NA
Netmarble	SpinX Games	8/2/2021	2,190	NA
Electronic Arts	Playdemic	6/23/2021	1,400	NA
Bally's Corporation	Gamesys Group	4/13/2021	3,189	11.1x[6]
Electronic Arts	Glu Mobile	2/8/2021	2,088	32.5x
Embracer	Gearbox	2/3/2021	363 / 1,378[7]	NA
Zynga	Peak Games	6/1/2020	1,800	NA
Stillfront	Storm8	1/21/2020	300 / 400[8]	4.6x / 6.2x[6]

Source: *Public information*

Note: Financials converted to USD at spot rate as of announcement date. All figures based on financials as reported; not pro forma for acquisitions or divestitures. Multiples based on LTM Adj. EBITDA pre-SBC, unless otherwise noted.

1. Represents upfront cash value; excludes contingent consideration tied to performance of Brainium following acquisition closing. Multiples based on 2022E Revenue and Adj. EBITDA, per Playstudios investor presentation.
2. Value assuming Take-Two share price within collar range.
3. Transaction terminated.
4. EV / LTM Adj. EBITDA per Aristocrat investor presentation.
5. Initial acquisition of 80% of Reworks business for $400 million in cash with remaining 20% to be purchased for up to $200 million based on 2022 Reworks EBITDA; remaining 20% to transfer to Playtika for $1 if 2022 EBITDA target not exceeded.
6. Adj. EBITDA not adjusted for SBC.
7. Upfront consideration of $363 million and maximum earn-out consideration of $1.015 billion.
8. Upfront consideration of $300 million and maximum earn-out consideration of $100 million.

LAZARD 10

$23.00 $23.00 $21.00 $20.00 $20.00 $20.00 $20.00 $20.00 $19.00 PROJECT SAPPHIRE APPENDIX Sapphire: Analyst Price Targets ($ per share) Target Price Range $19.00 - $23.00 Buy: 33.3% Mean Target Price $20.67 Hold: 66.7% Current Price $19.71 Sell: 0.0% Broker Target Date Target Price Current Price Targets Rating Evolution Over Time Mean: $20.67 1 1 1 1 1 1 1 1 5 5 4 5 5 4 4 4 6 6 6 6 6 6 7 6 6 6 6 6 3 3 3 3 Share Price Price Target Buy Hold Sell $15.27 $11.76 $20.67 $19.71 7/10/2023 8/3/2023 5/9/2023 5/18/2023 5/18/2023 5/22/2023 7/26/2023 7/11/2023 5/26/2023 1 Source: Wall Street Research, FactSet, public information Note: Price targets and current share price as of August 3, 2023. 1. Price target prior to public announcement of proposal from Cobalt. Macquarie has since suspended coverage as it is currently providing financial advisory services to Cobalt. 11

APPENDIX Sapphire’s Top 25 Shareholders ($ in millions, positions in thousands) Source: FactSet as of August 3, 2023 Note: Ownership stake based on basic shares outstanding, consolidated across funds. Ownership stake based on Sapphire Class A shares only, based on latest publicly available information. PROJECT SAPPHIRE # Shareholder Ownership Stake and Cumulative Holdings Current Position Current Market Value 1yr ∆ in % O/S 1 Vanguard 1,922 $38 +0.9% 2 Antara Capital 1,486 29 +5.3% 3 Citigroup 1,407 28 +4.6% 4 Mangrove Partners 1,177 23 +1.5% 5 Manulife Asset Management 1,152 23 +5.4% 6 Jane Street Group 739 15 +1.3% 7 Renaissance Technologies 672 13 +0.6% 8 GFH HFEVA 652 13 +1.0% 9 Morgan Stanley 652 13 +1.4% 10 Millennium Management 619 12 +2.2% 11 Bank of America 605 12 (0.4%) 12 Caledonia Holdings 566 11 (4.3%) 13 Franklin Resources 432 9 +0.5% 14 Schroders 427 8 +1.9% 15 Anqa Management 421 8 (0.3%) 16 Arrowstreet Capital Holding 420 8 +2.0% 17 BlackRock 397 8 +0.3% 18 Engine Capital Management 385 8 (5.5%) 19 Hillsdale Investment Management 372 7 +0.1% 20 Dimensional 326 6 +0.2% 21 Barry Cottle 318 6 +0.2% 22 UBS 303 6 (0.1%) 23 Carlson Capital 295 6 (2.2%) 24 Two Sigma Investments 285 6 +0.7% 25 Geode Capital Management 283 6 +0.1% 9.0% 7.0% 6.6% 5.5% 5.4% 3.5% 3.2% 3.1% 3.1% 2.9% 2.8% 2.7% 2.0% 2.0% 2.0% 2.0% 1.9% 1.8% 1.8% 1.5% 1.5% 1.4% 1.4% 1.3% 1.3% 9.0% 16.0% 22.7% 28.2% 33.6% 37.1% 40.3% 43.3% 46.4% 49.3% 52.2% 54.8% 56.9% 58.9% 60.9% 62.8% 64.7% 66.5% 68.3% 69.8% 71.3% 72.7% 74.1% 75.5% 76.8% Top 5 Top 10 Top 15 Top 20 Top 25 12